Exhibit 10.9


                JOINT SYSTEMS DEVELOPMENT AND MARKETING AGREEMENT

     THIS AGREEMENT is entered into as of October 1, 1997, between INTERNATIONAL DISPENSING CORPORATION, a Delaware corporation with principal offices at 342 Madison Ave., Suite 1034, New York, NY 10173 ("IDC"), and PACKAGING SYSTEMS, LLC, an Illinois limited liability company with principal offices at 737 Oakridge Drive, Romeoville, Illinois 60446 ("PSL").

                                   BACKGROUND

     A. IDC develops and markets and has rights in certain technologies with respect to one-way valve/pump applications in the food and beverage product industry;

     B. PSL develops, owns, markets and has rights in certain technologies with respect to container applications in the food and beverage product industry;

     C. IDC and PSL desire to develop, promote and market potential applications combining their technologies in the Territory.

IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:


1.   DEFINITIONS

     1.1 "Amortization Amount" shall mean with respect to each Component of a Developed Packaging System, the amount attributed by each of IDC and PSL for:
(i) all development costs incurred by each of IDC and PSL and (ii) the amortization of the cost of machinery and equipment used in the production of such component. The Amortization Amount for each Component of each Developed Packaging System shall be set forth on a schedule for each Developed Packaging System which schedule shall be signed by an authorized representative of each party and be attached to this Agreement.

     1.2 "Component Profit Margin" shall mean, with respect to each Component of a Developed Packaging System sold to a particular Customer, the amount attributed to such Component in excess of the Direct Manufacturing Expenses and Amortization Amount and as set forth on a schedule which schedule shall be signed by an authorized representative of each party and be attached to this Agreement. Component Profit Margins may vary depending on the Customer.

     1.3 "Component" shall mean the valve, pump, bag or container component of a Developed Packaging System.

     1.4 "Customers" shall mean existing or new customers of IDC or PSL that are makers, users, lessors, sellers or distributors of (a) any food or beverage product intended to be sold to or by food or beverage wholesale price discounters, retailers and similar establishments that sell food or beverage to consumers, including, but not limited to, those who solicit by mail order, door to door or multi-level marketing; (b) any food or beverage product intended for use in an industrial or commercial place of business in the preparation of food or beverage at such place of business; or (c) any food or beverage product intended for use in an industrial or commercial place of business by a customer purchasing food or beverage at such place of business for consumption on or off the premises of such place of business. Customers may include such "Bag-in-Box" manufacturers as are jointly agreed upon by IDC and PSL. Customers explicitly do not include any medical or pharmaceutical companies or any other companies or industries as are mutually agreed to in writing by the parties.

     1.5 "Developed Packaging Systems" shall have the meaning ascribed thereto in Section 2.1 hereof.

     1.6 "Development Project" shall mean the development of any Developed Packaging System.

     1.7 "Direct Manufacturing Expenses" shall mean the itemized direct expenses for each of IDC and PSL associated solely with the manufacturing, including, without limitation, costs of materials, of any Developed Packaging System to be set forth on a schedule which schedule shall be signed by an authorized representative of each party and be attached to this Agreement.

     1.8 "Gravity Feed Valve" shall mean a dispensing valve configured to allow for a continuous flow of product when actuated, due to the force of gravity acting upon the product/container, and automatically stop flow when actuation ceases.

     1.9 "Gross Sales Revenues" shall mean the price received by either IDC or PSL directly from the end user or distributor, as the case may be, on the sale of any Developed Packaging System.

     1.10 "IDC Patents" shall mean the patents listed on Exhibit A annexed hereto.

     1.11 "IDC Valve" shall mean any one-way valve including a Gravity Feed Valve or Vacuum Actuated Feed Valve owned by, patented by, whose patent has been applied for by, assigned to, or under development by IDC or which has been licensed or sublicensed to IDC.

     1.12 "Quick Discharge Pump" shall mean a mechanical pump configured to push a dose of product through a valve and then directly or indirectly draw a replenishment of product out of an attached container in preparation for the next dispensing cycle.

     1.13 "PSL Patents" shall mean the patents listed on Exhibit B annexed hereto.

     1.14 "Vacuum Actuated Vacuum Feed Valve" shall mean patented structures that define the ability to use a pressure reduction to open a basic valve structure to allow flow and integrally or separately use a pressure reduction to draw product through and out of a valve structure. These structures can be configured to function in a new and discrete type of valve (i.e. post-mix system) or integral with a Gravity Feed Valve or Quick Discharge Pump.

     1.15 "Territory" shall mean the United States of America or any other territory that is mutually agreed to in writing by the parties.

2.   DEVELOPMENT

     2.1 Subject to the terms and conditions herein, IDC and PSL shall work with one another to jointly develop food packaging systems (the "Developed Packaging Systems"). IDC agrees to provide the information, materials and technology, owned or controlled by or under license to IDC necessary to design and develop the Developed Packaging Systems including, without limitation, the following technologies (the "IDC Contributed Technologies"): Gravity Feed Valve, Quick Discharge Pump and Vacuum Actuated Vacuum Feed Valve. PSL agrees to provide the information, materials and technology, owned or controlled by or under license to PSL necessary to design and develop the Developed Packaging Systems including, without limitation, the following technologies (the "PSL Contributed Technologies"): Filler technology, bag manufacturing technology, and Bag-in-Box system integration technology. Each party grants to the other a limited, royalty-free, non-exclusive, non-transferable license or sublicense to use the contributed technologies solely in order for the parties to prepare the Develop Packaging Systems during the term of this Agreement. Each party shall be responsible for all expenses, materials, equipment, amortization and costs of sales incurred by it in connection with each Development Project. Notwithstanding the foregoing, this Agreement does not imply nor does it grant to PSL or any other person any right, license or sublicense to manufacture the IDC Valve.

     2.2 Subject to Section 2.3, IDC and PSL shall jointly own the rights to the Developed Packaging Systems (provided, however, that no joint ownership shall be implied in the IDC Patents or the PSL Patents). The rights to the Developed Packaging Systems may not be transferred, encumbered or pledged as collateral by either party, except as is permitted under the provisions of this Agreement relating to assignments.

     2.3 Notwithstanding the foregoing Section 2.2, PSL shall be the sole owner of all rights to any and all patents and patent applications worldwide covering any Developed Packaging System (the "DPS Patents"). PSL and IDC shall share equally the responsibility for (including the obligation to pay all costs and expenses related to) the application, prosecution and maintenance of the DPS Patents.

     2.4 Prior to beginning work on a proposed Developed Packaging System, IDC and PSL shall agree that such system (a) is cost effective, (b) has a viable commercial application and (c) has an end use designed for a targeted Customer. Each Development Project shall have a schedule agreed to in writing by IDC and PSL in advance (a "Project Time Schedule"). Periodically, but not less than once each quarter, the representatives of the parties shall review the performance of the development work compared to the Project Time Schedule.

     2.5 IDC and PSL will engage in joint development, manufacturing, marketing and sales activities with respect to the Developed Packaging Systems. No third party shall have or be granted any right or permission to make, manufacture, use, sell, reproduce, modify, distribute, display, import or export or otherwise commercially exploit any Developed Packaging System. In the event that IDC and PSL mutually agree to license any Developed Packaging System, the terms of such license shall be determined by the parties hereto and licensing fees or royalties generated thereby would be equally shared by IDC and PSL.

     2.6 This Agreement contemplates a collaborative effort and each party shall provide the personnel and technical expertise and to make its employees reasonably available to consult with the other party.

     2.7 This Agreement does not cover the sales of (i) any IDC Valve, pump (including the Quick Discharge Pump) or any other IDC product or any IDC Contributed Technology which is not integrated into a Developed Packaging System or (ii) any PSL bags, Bag-in-Box or any other PSL products or any PSL Contributed Technology which is not integrated into a Developed Packaging System.

3.   MARKETING

     3.1 IDC and PSL shall each have the right to market and sell the Developed Packaging Systems jointly developed pursuant to this Agreement in the Territory to Customers. Such right shall be exclusive to IDC and PSL. IDC and PSL shall jointly develop a marketing and promotional protocol and strategy for any Developed Packaging System, including pricing, billing, order fulfillment and standard warranties.

     3.2 In the event that either party proposes to enter into an agreement or other arrangement regarding a Developed Packaging System with a proposed Customer with respect to a country or countries outside the Territory, then such party may enter into such agreement or other arrangement with the proposed Customer with respect to such country or countries only if it has offered to the other party the right to participate in such agreement or arrangement. If the right to participate is declined, then the party declining to participate shall not be entitled to any revenue sharing with respect to sales of Developed Packaging Systems to the proposed Customer in the location outside of the Territory with respect to which the party has declined to participate.

4.   REVENUE SHARING

     4.1 PSL and IDC agree to be compensated on the sales of any Developed Packaging System as follows:


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

          (a) from the Gross Sales Revenue of each unit of any Developed Packaging System, each party shall first be entitled to reimbursement of its (i) Direct Manufacturing Expenses and (ii) Amortization Amount with respect to each such unit; and

          (b) on the balance remaining after deduction of Direct Manufacturing Expenses and Amortization Amount, the parties shall share revenues as follows:

               (i) on any Component Profit Margin relating to a IDC Contributed Technology, 55% of such Component Profit Margin to IDC and 45% of such Component Profit Margin to PSL; and

               (ii) on any Component Profit Margin relating to a PSL Contributed Technology, 55% of such Component Profit Margin to PSL and 45% of such Component Profit Margin to IDC.

     4.2 Each of IDC and PSL shall be responsible for keeping and maintaining the books and records related to the sales to its Customers of the Developed Packaging Systems developed pursuant to this Agreement according to generally accepted accounting principles. In the event of a dispute over the payments due one party which cannot be resolved by the parties, both parties will mutually agree upon an accounting firm to monitor compliance with this Agreement. Such accounting firm will have access to the books and records of both parties, but only to the extent necessary, and only for the purpose of determining, compliance with the revenue sharing provisions of this Agreement. Either party may request such a determination at any time. The cost of making the determination will be borne by the party making the request.

     4.3 The party receiving payment from a Customer from the sale of Developed Packaging Systems shall remit, by check, to the other party the amount required by Section 4.1 within thirty days of receipt of such Customer's payment.

     4.4 No Component Profit Margin payments shall be made pursuant to this Agreement with respect to revenue from a Customer until any and all warranty claims made by such Customer are satisfied.

5.   TERM AND TERMINATION

     5.1 The obligations of each party with respect to any Developed Packaging System developed and marketed hereunder shall continue in full force and effect until the later of (a) the expiration date of any IDC Patent with respect to any Component; (b) the expiration date of any PSL Patent with respect to any Component; or (c) the expiration date of any DPS Patent with respect to any Developed Packaging System.

     5.2 Any Developed Packaging System in the market and being sold to Customers at the time of termination of this Agreement shall continue to be sold pursuant to appropriate purchase orders. In such case, the obligations of the parties under Section 4 shall continue until all purchase orders are fulfilled with respect to such Customer.


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

     5.3 (a) Unless earlier terminated pursuant to Section 5.1 above, no later than eighteen months from the Effective Date (the "Outside Review Date"), the parties hereto shall conduct a business review and evaluation to determine in good faith whether to terminate this Agreement. Either IDC or PSL may, within 60 days after the Outside Review Date, cancel this Agreement by giving written notice to other party.

         (b) Unless earlier terminated pursuant to Section 5.1 or 5.3(a) above, this Agreement shall continue in effect for an additional term of two years from the Outside Review Date (the "Original Renewal Term") and this Agreement shall automatically renew itself for additional two year periods (the "Renewal Terms") thereafter unless either IDC or PSL cancels this Agreement by giving written notice to the other within 60 days prior to the expiration of the Original Renewal Term and each Renewal Term thereafter.

     5.4 Either party may terminate this Agreement at any time for cause upon giving sixty (60) days notice of a material breach by the other hereunder, provided that such breach will not have been remedied during such period.

     5.5 This Agreement will terminate, without notice, (i) upon the institution by either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of either party's debts, (ii) upon the institution by a third party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts (which is not dismissed within 60 days after commencement), (iii) upon either party's making an assignment of substantially all of its assets for the benefit of creditors, or (iv) upon either party's dissolution or cessation of business.

     5.6 Each party's Confidential Information (as defined below), customer lists, customer contact information, trademarks, trade names, patents, copyrights, designs, drawings, or other data, photographs, literature, demonstration units and sales aids of every kind will remain the property of that party. In the event of termination of this Agreement for any reason whatsoever, each party agrees promptly to destroy or to surrender and deliver to the other party all records, materials, equipment, drawings, and documents provided to it by the other party containing any Confidential Information, and all other materials belonging to the other party, including demonstration units and sales materials provided by the other party. Neither party will make or retain any copies of any items containing Confidential Information of the other party that may have been entrusted to it.

     5.7 The provisions of Sections 5.6, 5.7, 6, 7 and 9 will survive the expiration or termination of this Agreement for any reason. Except as provided in Section 5.1, all other rights and obligations of the parties will cease upon expiration or termination of this Agreement.

6.   LIMITATION OF LIABILITY

     IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY LOST PROFITS, OR FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION INCLUDING,

WITHOUT LIMITATION, THOSE RESULTING FROM THE USE OF THE DEVELOPED PACKAGING SYSTEMS, OR THE FAILURE OF THE PRODUCTS TO PERFORM, OR FOR ANY OTHER REASON. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 6 REPRESENTS A REASONABLE ALLOCATION OF RISK.

7.   CONFIDENTIALITY

     7.1 "Confidential Information" shall mean any trade secrets, confidential data (including, but not limited to, customer lists and customer contact information) or other confidential information relating to or used in the business of either party or any of its affiliates or customers, that a party may produce, obtain or otherwise acquire during the term of this Agreement (the "Confidential Information"), except as herein provided, and, except for customer lists and customer contact information) that is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty
(30) days after its oral disclosure and delivered to the receiving party.

     7.2 Each party agrees to treat the other party's Confidential Information with the same degree of care as it maintains its own information of a similar nature. Without limiting the foregoing, each party shall use at least the same procedures and degree of care which it uses to protect the confidentiality of its own confidential information of like importance, and in no event less than reasonable care.

     7.3 The foregoing restrictions will not apply to information that (i) is known to the receiving party at the time of disclosure by the disclosing party;
(ii) is or becomes publicly known through no wrongful act of the receiving party; (iii) is rightfully received from a third party without restriction; (iv) is independently developed by the receiving party; (v) has been approved for release by written authorization of the disclosing party; (vi) is not marked or similarly designated as confidential, and is provided for a purpose or in a manner that reasonably contemplate, or would naturally be understood to contemplate, disclosure or use by others; and (vii) is disclosed pursuant to a valid order of any governmental authority provided that the party intending to make disclosure in such circumstances has given the other party prompt notice prior to making such disclosure so that such party may seek a protective order or other appropriate remedy prior to such disclosure.

8.   REPRESENTATIONS AND WARRANTIES

     Each party warrants and represents to the other that it has the legal rights and power to enter into this Agreement, and to fully perform its obligations hereunder, and that neither has made nor will make any commitments to others in conflict with or in derogation of such rights or this Agreement. Each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent either party from carrying out the provisions of this Agreement. IDC represents that it is the sole sublicensee of all right, title and interest in the IDC Contributed Technology and the IDC Patents in the food and beverage product industry and said right, title and interest is free and clear of any material liens, claims, mortgages and other encumbrances. Except for security interests granted in favor of its senior lender, PSL represents that it has full right, title and interest in the PSL Contributed Technology and the PSL Patents and said right, title and interest is free and clear of any material liens, claims, mortgages and other encumbrances. Each party also represents that to the best of its knowledge, its patents and technologies do not infringe, and neither party has received any notice that such patents infringe, on the proprietary rights of any third party.

9.   INDEMNIFICATION

     Subject to Section 6 hereof, each party, upon receipt of prompt notice and opportunity to defend, shall indemnify and hold the other party harmless, and hereby forever releases and discharges the other party from and against all claims, demands, liabilities, damages and expenses (including attorneys' fees) arising out of the negligence of the indemnifying party or its affiliates in connection with the work performed in connection with this Agreement.

10.  GENERAL PROVISIONS

     10.1 The relationship of IDC and PSL established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (i) give either party the power to direct and control the day-today activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or
(iii) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial and other obligations associated with a party's business are the sole responsibility of that party.

     10.2 This Agreement will be governed by and construed under the laws of the State of New York without reference to conflict of laws principles.

     10.3 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration to be held in New York, New York, in accordance with the commercial arbitration rules (including, where applicable, the expedited procedure rules) then in effect of the American Arbitration Association or any successor thereto. The decision of the arbitrators shall be final, conclusive and binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator must also award to the party who received a favorable determination upon the arbitration of any dispute submitted, the expenses incurred by such party, including reasonable counsel fees and accountants' fees and disbursements.

     10.4 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. This Agreement shall constitute the legal, valid, binding and enforceable agreement of the parties.


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

     10.5 Any notice required or permitted by this Agreement will be deemed given if sent by registered mail, postage prepaid, addressed to the other party at the address set forth below or at such other address for which such party gives notice hereunder. Delivery will be deemed effective three (3) days after deposit with postal authorities.

       If to IDC:                  International Dispensing Corp.
                                   342 Madison Avenue
                                   Suite 1034
                                   New York, New York
                                   Att:  Jon Silverman

       with a copy to:             Lowenthal, Landau, Fischer & Bring, P.C.
                                   250 Park Avenue
                                   New York, New York  10177
                                   Att:  Martin R. Bring, Esq.

       If to PSL:                  Packaging Systems, Inc.
                                   737 Oakridge Drive
                                   Romeoville, Illinois  60446
                                   Att:  John H. Schwan, President

       with a copy to:             James T. Easterling, Esq.
                                   3500 Three First National Plaza
                                   Chicago, Illinois 60602
                                   Att: James T. Easterling, Esq.
                                   Facsimile: (312) 977-4405

     10.6 Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

     10.7 This Agreement may not be assigned or transferred, nor, except as expressly provided herein, may any right or obligation hereunder be assigned or transferred, to a third party by either party without the prior written consent of the other party hereto. Notwithstanding the foregoing, either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     10.8 No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.


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

     10.9 In the event that it is determined by a court of competent jurisdiction as part of a final nonappealable ruling, government action or binding arbitration, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision (or part thereof) cannot be enforced in accordance with the stated intentions of the parties, such provision (or part thereof) will be deemed not to be a part of this Agreement.

     10.10 This Agreement may be executed in two or more counterparts, each of which will be deemed an original.


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                PACKAGING SYSTEMS, LLC


                                By:/s/ John H. Schwan
                                   ------------------------
                                   John H. Schwan, President


                                INTERNATIONAL DISPENSING CORPORATION


                                By:/s/ Jon Silverman
                                   ------------------------
                                   Jon Silverman, President

                                    Exhibit A




                         International Dispensing Corp.
                                     Patents



         U. S. Patent No.                        Expiration Date

            34,243                              July 11, 2006
            5,092,855                           March 3, 2009
            5,305,783                           April 26, 2011
            5,279,447                           January 18, 2011
            5,279,330                           January 18, 2011
            5,305,786                           April 26, 2011
            5,353,961                           October 11, 2011
            5,613,517                           March 24, 2014
            5,673,251                           August 4, 2014

                                    Exhibit B


                              Packaging Systems LLC
                                     Patents


Patent Number                   Title                               Date Issued
-------------                   -----                               -----------

1)   4,981,374              Plastic Bags Carried in a                  01/01/91
                            Continuous Web

2)   5,115,626              Plastic Bags Carried in a                  05/26/92
                            Continuous Web

3)   4,948,014              Two Piece Valved Fluid                     08/14/90
                            Dispenser

4)   4,322,018              Fluid Dispenser                            03/30/82

5)   4,360,996              Method and Apparatus for                   11/30/82
                            Filling and Sealing Plastic
                            Bag Fluid Containers

6)   4,475,670              Fluid Dispenser                            10/09/84

7)   D286,005               Combined Fluid Dispensing                  10/07/86
                            Tap and Clip-On Tubing
                            Connector

8)   4,574,559              Flexible Bag Automatic                     03/11/86
                            Filling and Capping
                            Apparatus

9)   4,598,529              Method and Apparatus for                   07/08/86
                            Forming, Filling and
                            Sealing Flexible Plastic Bags

                               Exhibit B continued


                              Packaging Systems LLC
                                     Patents


Patent Number                   Title                               Date Issued
-------------                   -----                               -----------

10)    4,700,744            Flexible Shut-Off Fluid                    10/20/87
                            Dispenser Element

11)    5,111,970            Fluid Dispenser Having a                   05/12/92
                            Removable Sealing
                            Diaphragm

12)    5,143,278            Reinforced Bulk Material                   09/01/92
                            Box

13)    5,427,306            Reinforced Bulk Material                   06/27/95
                            Box

14)    5,419,485            End Opening Reinforced                     05/30/95
                            Bulk Material Box

15)    5,417,341            Box and Packaging System                   11/29/94
                            for Containing elongated fragile objects